Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

                    , 2023

Mach Natural Resources LP 14201 Wireless Way, Suite 300 Oklahoma City, Oklahoma 73134

Re:	Mach Natural Resources LP Registration Statement on Form S-1

We are acting as special counsel to Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on September [●], 2023 (Registration No. 333-           ) (such Registration Statement, as amended or supplemented, the “Registration Statement”), relating to the proposed issuance by the Partnership of up to             common units representing limited partner interests in the Partnership (the “Common Units”), including             Common Units to cover the underwriters’ option to purchase additional Common Units, if any. The term “Common Units” shall include any additional common units registered by the Partnership pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the limited partnership and organizational documents of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Partnership and the Amended and Restated Limited Liability Company Agreement of Mach Natural Resources GP LLC, the general partner of the Partnership (the “General Partner”), (ii) the form of Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement, (iii) minutes and records of the limited partnership proceedings of the Partnership with respect to the issuance of the Common Units and (iv) the Registration Statement and the exhibits thereto.

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Mach Natural Resources LP

           , 2023

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the Common Units have been issued by the Partnership against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, (ii) the Registration Statement becomes effective under the Act and (iii) the Common Units have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, the Common Units will be validly issued and, under the Delaware Act (as defined below), the recipients of the Common Units will have no obligation to make further payments for the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and such recipients will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Common Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Delaware Act be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Mach Natural Resources LP

           , 2023

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of the Common Units” in the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Common Units. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KIRKLAND & ELLIS LLP